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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Peoples Heritage Financial Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Peoples Heritage Financial Group, Inc. (the "Company") and Peoples Heritage Capital Trust I of (i) our report dated January 17, 1996 included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and (ii) our report dated June 25, 1996 included in the Current Report on Form 8-K filed by the Company on July 2, 1996, and to the reference to our firm under the heading "Experts" in the Registration Statement. Our reports refer to a change in accounting for mortgage servicing rights in 1995.




                                                           KPMG Peat Marwick LLP



March 24, 1997